Exhibit 10.16

QUOTA SHARE REINSURANCE TREATY

(Hereinafter referred to as “the Agreement”)

Between

Mont Fort Re Limited in respect of if segregated account, designated as ILW Cell

(Hereinafter referred to as “the Company”)

And

Flagstone Reinsurance Limited

(Hereinafter referred to as “the Reinsurer”)

DEFINITIONS

“Loss” shall mean actual payments on claims and all charges and loss reserves related to claims filed as well as claims expected to be filed (IBNR), including any extra-contractual or punitive damages.

“Loss Adjustment Expense” shall mean all expenses, excluding the salaries and expenses of the company’s employees, incurred by the company associated with handling of claims on company policies.

ARTICLE I

BUSINESS REINSURED

The Company shall cede to the Reinsurer and the Reinsurer shall accept from the Company an 8.33% quota share participation of the net retained insurance liability of the Company with respect to business designated as ILW Cell.

The Reinsurer’s limit of liability to the Company under this Agreement for any and all losses and loss adjustment expenses incurred on all policies of insurance and reinsurance is subject to a maximum total limit not to exceed (a) $5 million, plus (b) the Reinsurer’s proportionate share of net retained premium.

ARTICLE II

ORIGINAL CONDITIONS

All reinsurances embraced by this Agreement shall be subject to the same terms and conditions which govern the respective policies, endorsements, binders and certificates of the Company, and the Reinsurer shall be entitled to 8.33% of the net retained premiums plus interest earned by the Company, such premiums to be paid as received by the company.

ARTICLE III

ATTACHMENT, COMMENCEMENT AND TERMINATION

Liability hereunder shall be automatic and shall commence obligatorily and simultaneously with that of the Company. The premium on account of such liability shall be credited to the Reinsurer from the original date of the Reinsurer’s liability.

This Agreement shall be effective as of 12:01 AM Eastern Standard time June 5, 2006, and shall remain continuously in force unless terminated by either party hereto giving the other at least 30 days’ prior written notice of their intent to terminate.

In the event this Agreement is terminated, the liability of the Reinsurer shall cease at the time and date of termination. The Reinsurer shall be liable only for losses occurring during the period this Agreement is in force. The date and time on which each loss of the Company occurs shall be the date and time on which the liability of the Reinsurer attaches.

In the event this Agreement is terminated while an accident or occurrence covered hereby is in progress, it is understood and agreed that subject to the other conditions of this Agreement, the Reinsurer shall be liable for its proportion of only such losses resulting from the accident or occurrence arising before such termination.

In the event this Agreement is terminated, the Agreement shall be commuted based on the net present value of the remaining estimated liabilities of the Company as so determined by a qualified actuary and reported to the Company and the Reinsurer (the “Actuary’s Valuation) as soon as practicable after and no later than 60 days following such termination and notified to the parties in writing.

In the event that either party shall disagree with the Actuary’s Valuation, such party shall give written notice of all disagreements (a “Notice of Disagreement”) to the other party within 30 days after having received such Actuary’s Valuation and shall specify so far as reasonably practicable each item of disagreement and the basis for such disagreement and shall specify the total adjustment as proposed by the party in disagreement. If either party delivers a Notice of Disagreement to the other party, the parties shall negotiate in good faith to resolve all disagreements as promptly as practicable. If the parties are unable to resolve all disagreements within 30 days following delivery of the Notice of Disagreement, then all unresolved disagreements will be submitted within 30 days to an independent auditor mutually acceptable to the parties (“Settlement Auditor”). The parties shall fully co-operate with the Settlement Auditor and shall provide such Settlement Auditor with access to all books, information and documents reasonably requested by the Settlement Auditor to make such determination. The Settlement Auditor shall, within 30 days after its engagement, deliver to the parties a conclusive written resolution of the disagreements submitted to it and shall be final and binding on the parties.

ARTICLE IV

ACCOUNTS REPORTS

The Company shall furnish to the Reinsurer quarterly statement of accounts of business ceded hereunder as soon as possible after the close of the quarter, but in no event later than 30 days after the close of each quarter, showing net written premiums, net earned premiums, commissions based on earned premiums and paid losses and loss expenses.

The Company shall also furnish quarterly to the Reinsurer on an accident year basis, a detailed statistical report that provides quarterly and year-to-date information as follows:

1.                         Written premiums, commissions, premiums in force and unearned premium reserve;

2.                         paid losses and paid loss expenses less credit far salvages, subrogation recoveries and loss adjustment expenses refunds; and

3.                         loss reserve outstanding.

ARTICLE V

LOSS AND LOSS ADJUSTMENT EXPENSES

This Agreement is subject to the same risks, conditions, privileges, valuations, assignments waivers and modes of settlement as are or may hereafter assumed, granted or adopted by the Company.

All loss settlement made or loss adjustment expense incurred by the Company, provided they are within the terms of this Agreement shall be unconditionally binding upon the Reinsurer and the amounts falling to the share of the reinsurer shall payable within 60 days’ after the Company has furnished its quarterly statement of account.

Reinsurer shall benefit proportionately in all salvage and recoveries.

ARTICLE VI

INDEMNIFICATION AND ERRORS AND OMISSIONS

The Company shall be the sole judge as to what constitutes a claim or loss covered under the Company’s original policy or policies and as to the Company’s liability thereunder, and the Reinsurer shall be bound by the judgment of the Company as to the liability and obligation of the Company under its policy or policies.

Any inadvertent delays, omissions or errors shall not be held to relieve either party hereto from any liability which would attach it to hereunder if such delays, omissions or errors had not been made, provided such delays, omissions or errors are rectified immediately upon discovery.

ARTICLE VII

ARBITRATION

As a condition precedent to any right of action hereunder, if any dispute shall arise between the Company and the Reinsurer with reference to this Agreement, whether such dispute arises before or after termination of this Agreement, such dispute, upon the written request of either party, shall be submitted to three arbitrators, one to be chosen by each party, and the third by the two so chosen. If either party refuses or neglects to appoint an arbitrator within thirty days after the receipt of written notice from the other party requesting it to do so, the requesting party may appoint two arbitrators. If the two arbitrators fail to agree in the selection of a third arbitrator within thirty days minimum of their appointment, each of them shall name two, of whom the other shall decline one and the decision shall be made by drawing lots. All Arbitrators shall be executive officers of insurance or reinsurance companies not affiliated in any capacity with either party to this Agreement.

The arbitrators shall interpret this Agreement as an honorable engagement and not as merely a legal obligation. They are relieved of all judicial formalities and may abstain from following the strict rules of law and they shall make their award with a view to effecting the general purpose of this Agreement in a reasonable manner rather than in accordance with a literal interpretation of the language. Each party shall submit its case to its arbitrator within thirty days of the appointment of the third arbitrator.

The decision in writing of any two arbitrators when filed with the parties hereto shall be final and binding on both parties. Judgment may be entered upon the final decision of the arbitration in any court having jurisdiction. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of third arbitrator and of the arbitration.

Said arbitration shall take place in Bermuda, unless some other place is mutually agreed upon by the Company and the Reinsurer.

ARTICLE VIII

INSOLVENCY

In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor (except where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company or where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees) on the basis of the claim or claims allowed by such liquidator, receiver, conservator or statutory successor without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim.

It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at their own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that they may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable subject to the approval of the court against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

When two or more Reinsurers are involved in the same claim and a majority in interest elects to interpose defense to such claim, the expenses shall be apportioned in accordance with the terms of the reinsurance Agreement as though such expense had been incurred by the Company.

ARTICLE IX

ACCESS TO RECORDS

The Reinsurer or their representative shall have free access to the books and records of the Company at all reasonable times for the purpose of obtaining information concerning this Agreement or the subject matter thereof.

ARTICLE X

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with Bermuda law.

ARTICLE XI

CURRENCY

Premium and losses hereunder shall be payable in United States currency.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate on this 28 day of August 2006.

MONT FORT RE LTD

/s/ Brent Slade

and, on this 28 day of August 2006.

FLAGSTONE REINSURANCE LIMITED

/s/ David Brown

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate on this 28 day of August 2006.

MONT FORT RE LTD

/s/ Mark Bryne

and, on this 28 day of August 2006.

FLAGSTONE REINSURANCE LIMITED

/s/ David Brown

ADDENDUM No: 1
QUOTA SHARE REINSURANCE TREATY
(Hereinafter referred to as “the Agreement”)

Between

Mont Fort Re Limited in respect of if segregated account, designated as ILW Cell
(Hereinafter referred to as “the Company”)

And

Flagstone Reinsurance Limited
(Hereinafter referred to as “the Reinsurer”)

The intent of the Company and the Reinsurer in entering this Agreement is to replicate, for all economic purposes, the Subscription Agreement between Mont Fort Re Limited and Flagstone Reinsurance Limited. The Reinsurer’s rights and liabilities to the Company under this Agreement, (including the right to profit commission, settlement and any adjustment) under no circumstances, will be diminished or increased vis-à-vis the Reinsurer’s rights and liabilities under the Subscription Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate on this 30 day of August 2006.

MONT FORT RE LTD

/s/

and, on this 30 day of August 2006.

FLAGSTONE REINSURANCE LIMITED

/s/ David Brown